Contact:

Joseph P. O'Connell
Senior Vice President, Chief Financial Officer
(800) 343-4039

 Astro-Med Reports Strong Results for Third Quarter Fiscal 2015;
Board of Directors Declares Regular Cash Dividend

•	Net Sales of $23.1 Million, Up 27.3% from Q3 FY 2014
•	Gross Margin of 43.9%, Up 340 Basis Points from Q3 FY 2014
•	Operating Margin of 11.1%, Up 460 Basis Points from Q3 FY 2014
•	Diluted EPS of $0.20, Up from $0.14 in Q3 FY 2014
•	Company Completes Integration of Miltope Acquisition

WEST WARWICK, R.I., November 26, 2014 -- Astro-Med, Inc. (NASDAQ: ALOT), a leading manufacturer of specialty high-tech printing systems and data acquisition products, today reported net sales of $23.1 million for the three months ended November 1, 2014, an increase of 27.3% from the same period a year earlier. Net income for the fiscal third quarter of 2015 was $1.6 million, or $0.20 per diluted share, compared with net income of $1.1 million, or $0.14 per diluted share, for the same period a year earlier.
"By concentrating on three key areas – product development, manufacturing efficiency and geographic expansion – we are achieving increasing levels of operational and financial success," said Astro-Med President and Chief Executive Officer, Gregory A. Woods. "Our third-quarter performance reflected these efforts.  Solid demand across all product lines generated record third-quarter net sales, as our QuickLabel Systems (QLS) and Test & Measurement (T&M) segments increased approximately 22% and 39%, respectively. Both our domestic and international sales channels contributed nicely to the Company's top-line growth."

 "Higher revenue, combined with the success of our ongoing lean manufacturing initiatives, contributed to a 340 basis-point increase in our gross margin, which grew to 43.9% in the quarter," Woods said. "Even as we stepped up investments in marketing and R&D, our operating profit increased to $2.6 million, or 11.1% of net sales, from $1.2 million, or 6.5% of net sales, in the third quarter of fiscal 2014. This demonstrates continued improvement in our operating leverage."
For the nine months ended November 1, 2014, Astro-Med reported net sales of $66.3 million, an increase of 30.3% over the prior year sales of $50.9 million for the same period.  The Company reported net income of $4.1 million, or $0.52 per diluted share, for the first nine months of fiscal 2015 compared with $1.4 million, or $0.18 per diluted share, for the same period of fiscal 2014. The fiscal 2014 results included a reserve established to address a non-compliant component in a limited number of ToughWriter Printers. The after-tax cost of this reserve was equal to $0.06 per diluted share. Excluding the impact of this reserve, the Company's net income on a non-GAAP basis for the nine months ended November 2, 2013 was $1.8 million, or $0.24 per diluted share.

At November 1, 2014, Astro-Med had cash and cash equivalents totaling $30.9 million, compared with $27.1 million at January 31, 2014.

Recent Highlights:
•
New QLS Products – Astro-Med launched the industry's first full line of color digital label printers using pigment-based ink for ultra-durable labels. Three printer models – the Kiaro! D, Kiaro! 200D and Kiaro! 50D – were unveiled at PACK EXPO International 2014, the largest packaging and processing trade show in North America. The printers are designed for non-laminated industrial labels that will be exposed to sunlight, chemicals, moisture, dirt or other harsh conditions that would otherwise test their legibility and color fastness. The Company also introduced the Kiaro! 50, a narrow-format digital color label printer specifically designed for labels sized 1" to 2.16" wide.

•	Aircraft Printer – Hong Kong-based Cathay Pacific Airways selected Astro-Med's NP4840 network printer for its eEnabled Aircraft program.
•
Miltope Integration Complete – Astro-Med completed the integration of the Miltope acquisition in the third quarter as planned. Manufacturing for Miltope's aerospace printer line has been fully transitioned from Alabama to Astro-Med's manufacturing facility in West Warwick, RI.

•
Expansion of Direct Sales in Asia – Tapping into what is considered a significant area for growth, Astro-Med achieved its goal of expanding into Southeast Asia with the opening of a Malaysia office in the third quarter. Further expansion in the Asia Pacific region is planned for the fourth quarter of fiscal 2015.

Board of Directors Declares Regular Quarterly Dividend
On November 24, 2014, the Directors of Astro-Med, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable January 2, 2015 to shareholders of record on December 19, 2014.
Business Outlook
"We will continue to drive AMI's strategy of global growth, expanded distribution, and productivity improvement in the final quarter of fiscal 2015 and beyond.  However, given the uncertainty evident in certain European markets, coupled with the upcoming final stage of our Oracle ERP conversion, we are facing some additional headwinds in our fourth quarter," Woods said.  "Notwithstanding these issues, both of our segments are increasing their competitive positions in the market.  In the QLS segment, our new pigment ink-based and narrow-format technologies continue to raise the bar for quality, performance and cost efficiency. Within the T&M segment, demand for our ruggedized aerospace printers is strong in both the airline-direct and OEM markets, and our established data acquisition technology continues on a growth path."

Q3 Fiscal 2015 Conference Call
The third-quarter fiscal 2015 financial results conference call will be held today, Wednesday, November 26, 2014 at 9:00 a.m. EST. It will be broadcast in real time on the Internet through the "Investors" section of the Company's website at www.Astro-MedInc.com. You also may participate in the conference call by dialing 888-466-4440 (U.S. and Canada) or 719-457-2704 (International) with passcode 393116.
Following the live broadcast, an audio webcast of the call will be available at www.Astro-MedInc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 8012121.
About Astro-Med, Inc.
Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems and data acquisition systems. Products include color label printers and consumables sold under the QuickLabel Systems brand as well as ruggedized printers for aerospace, defense applications, and data acquisition products sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.
Forward-Looking Statements
Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use the words "believes," "expects," "intends," "plans," "anticipates," "likely," "continues," "may," "will," and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2014 and subsequent filings Astro-Med makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the Non-GAAP financial measures, Non-GAAP net income and diluted EPS. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of changes in the Company's core operating results, and also can help investors who wish to make comparisons between Astro-Med and other companies on both a GAAP and a non-GAAP basis. Astro-Med's management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. These measures are also used by the Company's management to assist with their financial and operating decision making.

ASTRO-MED, INC. Consolidated Statements of Operations In Thousands Except for Per Share Data (Unaudited)

	Three-Months Ended		Nine-Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

Net Sales	$23,137	$18,179	$66,277	$50,858
Cost of Sales	12,985	10,816	37,901	30,796
Product Replacement Related Costs	-	-	-	672

Gross Profit	10,152	7,363	28,376	19,390
	43.9%	40.5%	42.8%	38.1%
Operating Expenses:
Selling and Marketing	4,606	3,727	13,483	10,680
Research and Development	1,564	1,230	4,414	3,617
General and Administration	1,407	1,223	4,041	3,745
	7,577	6,180	21,938	18,042

Operating Income	2,575	1,183	6,438	1,348
	11.1%	6.5%	9.7%	2.7%

Other Expense, Net	(46)	(2)	(85)	(64)

Income from Continuing Operations Before Taxes	2,529	1,181	6,353	1,284
Income Tax Provision for Continuing Operations	974	436	2,235	446
Income from Continuing Operations	1,555	745	4,118	838
Income from Discontinued Operations, Net of Taxes	-	363	-	517

Net Income	$1,555	$1,108	$4,118	$1,355

Earnings Per Share – Basic:
Net Income per share from Continuing Operations	$0.20	$0.10	$0.54	$0.11
Net Income per share from Discontinued Operations	-	0.05	-	0.07
Net Income per share - Basic	$0.20	$0.15	$0.54	$0.18

Earnings Per Share – Diluted:
Net Income per share from Continuing Operations	$0.20	$0.10	$0.52	$0.11
Net Income from Discontinued Operations	-	0.04	-	0.07
Net Income per share - Diluted	$0.20	$0.14	$0.52	$0.18

Weighted Avg Number of Common Shares - Basic	7,730	7,490	7,678	7,449
Weighted Avg Number of Common Shares - Diluted	7,926	7,716	7,897	7,650

Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Selected Balance Sheet Data
in Thousands
(Unaudited)

	As of	As of
	November 1, 2014	January 31, 2014
Cash & Marketable Securities	$30,903	$27,107
Current Assets	$69,010	$65,034
Total Assets	$81,753	$77,964
Current Liabilities	$10,569	$9,892
Shareholders' Equity	$70,095	$66,614

Reconciliation of Non-GAAP Adjustments in Thousands (Unaudited)
	Three-Months Ended		Nine-Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
GAAP based results as reported:

Net Income	$1,555	$1,108	$4,118	$1,355

Non-GAAP adjustments:

Product Replacement Costs	-	-	-	423

Non-GAAP Net Income	$1,555	$1,108	$4,118	$1,778

GAAP based results as reported:
EPS -diluted	$0.20	$0.14	$0.52	$0.18
Non-GAAP adjustments:

Product Replacement Costs	-	-	-	0.06

Non-GAAP EPS - diluted	$0.20	$0.14	$0.52	$0.24